ARTICLES OF AMENDMENT

AUGUSTAR VARIABLE INSURANCE PRODUCTS FUND, INC.

AuguStar Variable Insurance Products Fund, Inc., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:           The charter of the Corporation is hereby amended to provide that, effective as of 9:00 p.m. Eastern Standard Time on August 16, 2024 (the “Effective Time”), every ten shares of the AVIP Fidelity Institutional AM® Equity Growth class of common stock, $1.00 par value per share, of the Corporation that are issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding share of common stock, $10.00 par value per share, of the Corporation.

SECOND:      Upon the effectiveness of the amendment set forth in Article FIRST hereof, the charter of the Corporation is hereby further amended to decrease the par value of the shares of AVIP Fidelity Institutional AM® Equity Growth class of common stock of the Corporation that are issued and outstanding immediately prior to the Effective Time from $10.00 per share to $1.00 per share.

THIRD:         These Articles of Amendment were approved by at least a majority of the board of directors of the Corporation, and (i) the amendment set forth in Article FIRST hereof is made without action by the stockholders of the Corporation pursuant to Section 2-309(e) of the Maryland General Corporation Law and (ii) the amendment set forth in Article SECOND hereof is made without action by the stockholders of the Corporation pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

FOURTH:      The authorized stock of the Corporation has not been increased by these Articles of Amendment. The aggregate par value of the authorized stock of the Corporation has not been increased by these Articles of Amendment.

FIFTH:           As amended hereby, the charter of the Corporation shall remain in full force and effect.

SIXTH:          Each of the undersigned acknowledges these Articles of Amendment to be the act and deed of the respective entity on behalf of which he or she has signed, and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that, to the best of his or her knowledge, information, and belief, these matters and facts relating to the entity on whose behalf he or she has signed are true in all material respects and that this statement is made under the penalties of perjury.

-Signatures Appear on Following Page-

IN WITNESS WHEREOF, these Articles of Amendment are hereby signed in the name of and have been duly executed, as of the 12th day of August, 2024, on behalf of the Corporation, by its officer set forth below.

ATTEST:		AUGUSTAR VARIABLE INSURANCE PRODUCTS FUND, INC.

By:		By:
Name:	Megan K. Meyer	Name:	Thomas G. Mooney
Title:	Secretary	Title:	Interim President

CORPORATE CHARTER APPROVAL SHEET

** EXPEDITED SERIVICE **          ** KEEP WITH DOCUMENT **

DOCUMENT CODE	09	BUSINESS CODE:	03

# D01117225

Close	Stock	[X]	Nonstock

P.A.	Religious

Merging/Converting

Surviving/Resulting

FEES REMITTED

Affix Barcode Label Here

Affix Text Label Here

New Name

	Base Fee:	100	Change of Name
	Org. & Cap. Fee:		Change of Principal Office
	Expedite Fee:	445	Change of Resident Agent
	Penalty:		Change of Resident Agent Address
	State Recordation Tax:		Resignation of Resident Agent
	State Transfer Tax:		Designation of Resident Agent
1	Certified Copies		and Resident Agent’s Address
	Copy Fee:	23	Change of Business Code
	Certificates
	Certificate of Status Fee:		Adoption of Assumed Name
	Personal Property Filings:
	NP Fund:
	Other:		Other Change(s)

	TOTAL FEES:	568

Credit Card _____ Check ______ Cash _______

______ Documents on ____ Checks

Approved By: 2

Keyed By: ____________

COMMENT(S):
Code 045

Attention:

Mail: Names and Address

EFF, Time: 8/16/24 9:00 PM, E.S.T. CERTIFIED COPY MADE	Stamp Work Order and Customer Number HERE